Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements of: (i) our report dated July 31, 2007, with respect to the consolidated financial statements as of December 31, 2006 and for the year then ended of Accredited Home Lenders Holding Co. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a significant subsequent event and related uncertainty), (ii) our reports dated July 31, 2007, with respect to management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Accredited Home Lenders Holding Co. and subsidiaries as of December 31, 2006 and (iii) our report dated July 31, 2007, with respect to the financial statements of Accredited Mortgage Loan REIT Trust (which report expresses an unqualified opinion and includes an explanatory paragraph relating to economic and operational dependency on its parent and an explanatory paragraph related a significant subsequent event of its parent and related uncertainty), all appearing in this Annual Report on Form 10-K/A of Accredited Home Lenders Holding Co. and subsidiaries for the year ended December 31, 2006:

(1) Registration Statements No. 333-135787, 333-117037, 333-117484, 333-119441 on Form S-3 of Accredited Home Lenders Holding Co.,

(2) Registration Statement No. 333-135787 on Form S-4 of Accredited Home Lenders Holding Co.,

(3) Registration Statements No. 333-128072, 333-124090, 333-117828, 333-112490, 333-103671, 333-132867 and 333-136208 on Form S-8 of Accredited Home Lenders Holding Co., and

(4) Registration Statements No. 333-117484-01 and 333-119441-01 on Form S-3 of Accredited Mortgage Loan REIT Trust.

/s/ SQUAR MILNER PETERSON MIRANDA & WILLIAMSON, LLP

San Diego, California

November 6, 2007